EXHIBIT 99.1

NORTHERN STATES FINANCIAL
NET INCOME DOWN AS NONPERFORMING LOANS RISE

Board of Directors Declares Increased Dividend

     WAUKEGAN, IL, April 16, 2003 – Northern States Financial Corporation (Nasdaq: NSFC), holding company for the Bank of Waukegan, today reported a decline in first quarter 2003 earnings. Despite record asset and loan levels, earnings were unfavorably impacted by increases to nonperforming loans and leases.

     Assets totaled $651 million at March 31, 2003, the highest in the Company’s history. Loans also reached a record level, totaling $361 million at March 31, 2003, an increase of $9 million from year-end 2002. Deposits, at March 31, 2003, dipped by three-tenths of one percent to $448 million. Book value rose to $17.98 per share from $17.75 per share at December 31, 2002.

     The board of directors of the Northern States Financial Corporation has declared a cash dividend of $.54 per share payable on June 2, 2003 to stockholders of record at May 15, 2003. This is a 1.9 percent increase to the semi-annual dividend compared to the December 1, 2002 cash dividend of $.53 per share. Annualized, this dividend would mark the TWENTY FIRST consecutive year of increases in dividends paid to stockholders and represents a dividend yield of approximately 3.6 percent.

     For the three months ended March 31, 2003, earnings were $1,382,000, or $.32 per share (diluted), compared with $2,000,000, or $.45 per share (diluted) for the first quarter of 2002. Earnings for the quarter were 30.9 percent lower than last year’s level.

     At March 31, 2003, nonperforming loans and leases on non-accrual status totaled $14,291,000, contributing to lower interest income on loans. The increased levels of nonperforming loans and leases caused increases to legal expenses during the quarter of $336,000 and to the provision for loan and lease losses of $55,000 compared with the same quarter of 2002.

     Lease pools totaling $11.3 million were placed on non-accrual status at June 30, 2002. Prior to being placed on non-accrual status the Company had been recognizing income of $290,000 per quarter on these leases. The $11.3 million lease pools had been purchased from an investment-banking house and are secured by equipment and carry surety bonds. The Company is in the process of collecting, through legal proceedings, on these leases from the insurance companies that issued the surety bonds.

     There was a provision for loan and lease losses of $130,000 during the first quarter of 2003 compared with $75,000 last year. Northern States Financial Corporation’s nonperforming loans and leases, which includes loans and leases on non-accrual status and those that are contractually past due 90 days and in the process of collection, totaled $21.0 million at March 31, 2003, increasing $6.9 million from December 31, 2002. In early April 2003, a $4.3 million loan past due 90 days was brought up to date, reducing nonperforming loans and leases. Management’s analysis of the allowance for loan and lease losses, which includes a review of collateral values and discounted expected future cash flows, shows that the allowance at March 31, 2003 of $3.6 million is adequate to cover current loan and lease loss exposure.

     Northern States Financial Corporation is the holding company for the Bank of Waukegan, a full-service commercial bank founded in 1962 with six branches in Lake County, Illinois, serving the populations of northeastern Illinois and southeastern Wisconsin.

NORTHERN STATES FINANCIAL CORPORATION
KEY PERFORMANCE DATA
($ 000’s, except per share data)

Quarter ended March 31,:	2003	2002

Net Income	$1,382	$2,000
Basic Earnings Per Share	$.32	$.45
Diluted Earnings Per Share	$.32	$.45
Return on Average Assets	.88%	1.39%
Return on Average Equity	7.17%	10.31%
Efficiency Ratio	56.16%	46.93%
Yield on Interest Earning Assets	4.69%	5.92%
Yield on Interest Bearing Liabilities	2.16%	2.80%
Net Interest Margin	2.53%	3.12%

	March 31,	Dec. 31,
	2003	2002

Total Assets	$650,822	$635,676
Gross Loans and Leases	361,162	352,124
Total Deposits	448,276	449,594
Total Stockholders’ Equity	77,426	76,592
Nonperforming Loans and Leases	21,005	14,071
Nonperforming Loans and Leases To Gross Loans and Leases	5.82%	4.00%
Book Value per Share	$17.98	$17.75

NORTHERN STATES FINANCIAL CORPORATION
DIVIDEND HISTORY

	June 1	December 1	Total

1998	$.28	$.32	$.60
1999	.35	.40	.75
2000	.43	.47	.90
2001	.48	.52	1.00
2002	.53	.53	1.06
2003	.54

For Additional Information, Contact:
Fred Abdula, Chairman of the Board, (847) 244-6000 Ext. 238
Websites: www.bankofwaukegan.com
www.nsfc.net

NORTHERN STATES FINANCIAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2003 and December 31, 2002 (In thousands of dollars)
(Unaudited)

	March 31,	December 31,
Assets	2003	2002

Cash and due from banks	$14,226	$16,475
Interest bearing deposits in financial institutions	74	163
Federal funds sold	0	20,940

Total cash and cash equivalents	14,300	37,578
Securities available for sale	265,360	236,898
Loans and leases	361,162	352,124
Less: Allowance for loan and lease losses	(3,559)	(3,698)

Loans and leases, net	357,603	348,426
Federal Home Loan Bank stock	1,782	1,734
Office buildings and equipment, net	5,536	5,478
Other real estate owned	2,603	2,022
Accrued interest receivable	3,002	2,951
Other assets	636	589

Total assets	$650,822	$635,676

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Demand – noninterest bearing	$48,568	$47,658
Interest bearing	399,708	401,936

Total deposits	448,276	449,594
Securities sold under repurchase agreements and other short-term borrowings	112,271	97,181
Federal Home Loan Bank advances	6,500	6,500
Advances from borrowers for taxes and insurance	907	466
Accrued interest payable and other liabilities	5,442	5,343

Total liabilities	573,396	559,084
Stockholders’ Equity
Common stock	1,789	1,789
Additional paid-in capital	11,584	11,584
Retained earnings	67,339	65,957
Accumulated other comprehensive income, net	1,102	1,365
Treasury stock, at cost	(4,388)	(4,103)

Total stockholders’ equity	77,426	76,592

Total liabilities and stockholders’ equity	$650,822	$635,676

NORTHERN STATES FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three months ended March 31, 2003 and 2002
(In thousands of dollars, except per share data) (Unaudited)

	Three Months Ended
	2003	2002

Interest income
Loans (including fee income)	$5,232	$5,430
Securities
Taxable	1,702	2,409
Exempt from federal income tax	82	122
Interest bearing deposits in financial institutions	0	1
Federal funds sold	19	49

Total interest income	7,035	8,011

Interest expense
Time deposits	1,783	1,924
Other deposits	376	504
Other borrowings	546	669

Total interest expense	2,705	3,097

Net interest income	4,330	4,914
Provision for loan and lease losses	130	75

Net interest income after provision for Loan and lease losses	4,200	4,839

Noninterest income
Service fees on deposits	514	478
Trust income	157	180
Mortgage banking income	120	86
Other operating income	135	168

Total noninterest income	926	912

Noninterest expense
Salaries and employee benefits	1,700	1,642
Occupancy and equipment, net	370	347
Data processing	133	158
Legal	383	47
Other operating expenses	366	540

Total noninterest expense	2,952	2,734

Income before income taxes	2,174	3,017
Provision for income taxes	792	1,017

Net income	$1,382	$2,000

Basic earnings per share	$0.32	$0.45
Diluted earnings per share	$0.32	$0.45